     Exhibit 99.2

Waters Corporation and Subsidiaries
Supplemental Information
(unaudited)

Free Cash Flow:

Waters defines free cash flow as the change in reported cash and restricted cash balances, plus or minus the change in reported debt, and adjusted for certain investing activities and unusual transactions.

	For the 3 months ended December 31,

Free cash flow in millions:	2003	2002

Cash and cash equivalents at September 30	288.1	235.8
Restricted cash at September 30	—	69.4

	288.1	305.2
Cash at December 31,	356.8	263.3
Restricted cash at December 31	—	49.9

	356.8	313.2
Increase in cash and restricted cash	68.7	8.0
Increase in debt	(59.6)	(1.5)
Add back purchase of treasury shares	72.8	45.0
Reduction for proceeds from stock plans	(3.2)	(2.3)
Other investing activities	2.0	0.2

Total free cash flow	80.7	49.4

	For the year ended December 31,

	2003	2002

Cash and cash equivalents at the beginning of the year	263.4	226.8
Restricted cash at the beginning of the year	49.9	—

	313.3	226.8
Cash at the end of the year	356.8	263.4
Restricted cash at the end of the year	—	49.9

	356.8	313.3
Increase in cash and restricted cash	43.5	86.5
Increase in debt	(238.3)	(1.5)
Add back purchase of treasury shares	324.6	99.3
Reduction for proceeds from stock plans	(27.8)	(11.2)
Add back payment for litigation settlement	59.7	—
Business acquisitions, net of cash acquired	35.7	5.8
Investments in unaffiliated companies	—	12.0
Proceeds from sale of businesses	(1.7)	—
Other investing activities	5.9	1.3

Total free cash flow	201.6	192.2

The free cash flow presented above is not in accordance with generally accepted accounting principles (GAAP). The above identifies those items included or excluded by management to measure cash from operations. While the Company may incur and pay litigation settlements on a recurring basis, the above payment is considered to be significant compared to prior transactions. Similarly, the other transactions set forth above are also not indicative of cash used or generated from operations in assessing the liquidity outlook for the business.

Waters Corporation and Subsidiaries
Condensed Consolidated Balance Sheets
(In thousands and unaudited)

	December 31, 2003	December 31, 2002
Cash and cash equivalents	356,781	263,312
Restricted cash	0	49,944
Accounts receivable	213,894	201,309
Inventories	128,724	130,241
Other current assets	14,898	13,341
Total current assets	714,297	658,147
Property, plant and equipment, net	108,162	100,329
Other assets	308,134	255,478
Total assets	1,130,593	1,013,954
Notes payable and debt	120,921	7,701
Accounts payable and accrued expenses	247,797	313,758
Total current liabilities	368,718	321,459
Other long-term liabilities	171,381	27,185
Total liabilities	540,099	348,644
Total equity	590,494	665,310
Total liabilities and equity	1,130,593	1,013,954

Waters Corporation and Subsidiaries
Consolidated Statements of Operations
(In thousands, except per share data)
(Unaudited)

	(Unaudited)
	Three Months Ended		Year Ended
	December 31		December 31
	2003	2002	2003	2002
Net sales	275,073	256,389	958,205	889,967
Cost of sales	113,104	108,402	397,848	373,468
Gross profit	161,969	147,987	560,357	516,499
Selling, general and administrative expenses	67,219	62,920	264,252	246,816
Research and development expenses	16,786	13,424	59,242	51,923
Purchased intangibles amortization	1,008	903	4,242	3,600
Litigation provisions (A)	—	5,100	1,500	7,900
Loss on disposal of business (B)	—	—	5,031	—
Impairment of long-lived asset (C)	—	2,445	—	2,445
Restructuring and other unusual charges (D)	(161)	7,404	918	7,404
Expensed in-process research and development (E)	840	—	6,000	—
Operating income	76,277	55,791	219,172	196,411
Other expense, net (F)	(250)	(6,113)	(250)	(5,997)
Interest income, net	485	458	4,764	4,997
Income from operations before income taxes	76,512	50,136	223,686	195,411
Provision for income taxes	18,110	9,892	52,795	43,193
Income before cumulative effect of change in accounting principle	58,402	40,244	170,891	152,218
Cumulative effect of change in accounting principle (G)	—	—	—	(4,506)
Net income	58,402	40,244	170,891	147,712
Income per basic common share:
Net income before cumulative effect of accounting principle change	0.48	0.31	1.39	1.17
Cumulative effect of change in accounting principle (G)	—	—	—	(0.03)
Net income	0.48	0.31	1.39	1.13
Income per diluted common share:
Net income before cumulative effect of accounting principle change	0.47	0.30	1.34	1.12
Cumulative effect of change in accounting principle (G)	—	—	—	(0.03)
Net income	0.47	0.30	1.34	1.09
Weighted average number of basic common shares	120,961	128,752	123,189	130,489
Weighted average number of diluted common shares and equivalents	124,784	133,573	127,579	135,762

(A)	The results for the year ended December 31, 2003 include a $1.2 million provision for an environmental matter with the Commonwealth of Massachusetts.

(B)	The results for the year ended December 31, 2003 include a loss on disposal of the inorganic mass spectrometry product line.

(C)	Charges recorded for full write-down of a technology licensed asset.

(D)	The results for the three months and year ended December 31, 2003 include restructuring and other incremental costs and adjustments recorded in relation to the Company’s reorganization of the HPLC and mass spectrometry businesses.

(E)	The results for the year ended December 31, 2003 include charges for expensed in-process research and development relating to the acquisition of Creon Lab Control, AG.

(F)	Includes write-down of certain non-affiliate investments.

(G)	Effect at January 1, 2002 of a change in accounting method for patent related costs.

Waters Corporation and Subsidiaries
Consolidated Statements of Operations
(In thousands, except per share data)

	(Unaudited)
	Three Months Ended		Year Ended
	December 31		December 31
	2003	2002	2003	2002
Reconciliation of income per diluted share, in accordance with generally accepted accounting principles, with pro-forma results:
Income per diluted share before cumulative effect of change in accounting principle	0.47	0.30	1.34	1.12

Adjustment for litigation provisions, net of tax	—	3,315	1,155	5,359
Income per diluted share effect	—	0.03	0.01	0.04

Adjustment for restructuring and other unusual charges, net of tax	(124)	5,701	707	5,701
Income per diluted share effect	(0.00)	0.04	0.01	0.04

Loss on disposal of business, net of tax	—	—	3,522	—
Income per diluted share effect	—	—	0.03	—

Impairment of long-lived asset, net of tax	—	1,589	—	1,589
Income per diluted share effect	—	0.01	—	0.01

Other expense, write down of certain investments, net of tax	220	4,063	—	3,974
Income per diluted share effect	0.00	0.03	—	0.03

Expensed in-process research and development	840	—	6,000	—
Income per diluted share effect	0.01	—	0.05	—

Pro-forma income per diluted share:	0.48	0.41	1.44	1.24

The pro-forma income per diluted share presented above is used by the management of the Company to measure operating performance with prior periods and is not in accordance with generally accepted accounting principles (GAAP). The above reconciliation identifies those items management has excluded as non-operational activities or transactions. Management feels these transactions are not indicative of understanding the ongoing operations of the business or its future outlook.